Presidential Life Announces Fourth Quarter and Full Year 2009 Results

- Reports fourth quarter 2009 EPS of $0.41 compared to a loss of $0.09 for fourth quarter 2008 -

- Total annuity sales of $225 million in 2009, an increase of 30% year-over-year -

- Significant improvement in the investment portfolio -

Nyack, N.Y. (March 11, 2010) — Presidential Life Corporation (“Presidential Life” or the “Company”) (Nasdaq: PLFE) today announced results for the fourth quarter and full year period ended December 31, 2009.  Presidential Life, through its wholly owned subsidiary Presidential Life Insurance Company, is engaged in the sale of fixed deferred and immediate annuities, life insurance and accident & health insurance products.

Fourth quarter 2009 net income was $12.2 million ($0.41 per share), compared with a net loss of $2.7 million ($0.09 per share) for the comparable three-month period in 2008.  For the full year of 2009, Presidential Life had net income of $2.2 million ($0.08 per share), compared with net income of $18.6 million ($0.63 per share) for the full year 2008.

Key Highlights for the Full Year

•

Total annuity sales of $225.3 million in 2009, an increase of 30% over 2008 levels1

•

Investment portfolio improved from a net unrealized loss of $250.7 million at December 31, 2008, to a net unrealized gain of $2.4 million at December 31, 2009

•

Risk-based capital (“RBC”) ratio of 388% at December 31, 2009

•

The Company continued its ongoing product diversification by expanding its accident & health insurance lines in 2009 with the introduction of dental and limited medical accident products

•

Presidential Life is now licensed in all 50 states plus the District of Columbia

•

Several best practice corporate governance standards were implemented in 2009, including the appointment of a lead independent director and the formalization of a nominating and governance committee

“I am pleased with the considerable improvement in our fourth quarter results,” said Donald Barnes, Presidential Life’s Vice Chairman, Chief Executive Officer and President.  “We have already begun to see the positive impact of a more normalized environment in certain areas of our fixed income portfolio and limited partnership holdings.  Given the low interest rate environment, our annuity product sales continue to be impacted.”

“We continued to execute against our strategic plan to drive momentum in our business by delivering double-digit annuity sales in 2009, expanding our accident & health product lines and instituting best practice corporate governance standards.  Our strategy in 2010 remains consistent: enhancing our balance sheet strength, diversifying our product portfolio and prudently managing our investment portfolio.  We believe these initiatives, combined with our corporate governance improvements, will generate enhanced value for all shareholders over the long term,” Barnes added.

Discussion of Fourth Quarter 2009 Financial and Operating Results

Total revenues in the fourth quarter of 2009 were $81.6 million, an increase of 86.6% or $37.8 million from $43.7 million in the fourth quarter of 2008.  As discussed below, the increase from the prior year was largely attributable to an increase in immediate annuity considerations with life contingencies, an increase in net investment income and net realized investment gains.

Total annuity considerations with life contingencies, life insurance and accident & health premiums were $18.6 million in the fourth quarter of 2009 versus $9.3 million in 2008.  Life insurance and accident & health premiums of $5.6 million in the fourth quarter of 2009 grew $0.7 million or 15.0% from $4.9 million in the fourth quarter of 2008.  Annuity considerations with life contingencies, which consist solely of immediate annuities, increased $8.6 million to $13.1 million in the fourth quarter of 2009 from $4.4 million in the same period in 2008.

Sales of deferred annuities and immediate annuities without life contingencies were $50.3 million in the fourth quarter of 2009, an increase of $14.6 million or 40.9% from $35.7 million in the 2008 comparable period.

Net investment income was $58.3 million in the fourth quarter of 2009, a 13.4% increase from the comparable period in the prior year.  Notwithstanding the low interest rate environment, the portfolio benefited from cash distributions of approximately $8.3 million from its limited partnership investments.  The Company’s ratio of net investment income to average cash and invested assets, at amortized cost, for the 2009 fourth quarter was 6.6% compared with 5.6% in the 2008 comparable period.  Excluding the return on the Company’s limited partnership investments in both periods, the ratio for the 2009 fourth quarter would have been 6.0% versus 5.9% in the 2008 comparable period.

Net realized investment gains were $3.8 million in the fourth quarter of 2009, an improvement of $22.1 million from the prior year’s loss of $18.3 million in the 2008 fourth quarter.  This was largely due to the execution of a tax loss sales program in the fourth quarter of 2009 which produced $4.2 million of net book gains from the sale of below investment grade securities that were written down in prior periods.

Interest credited and benefits paid and accrued to policyholders were $58.3 million in the 2009 fourth quarter, an increase of 16.4% as compared with $50.1 million in the 2008 fourth quarter due to the growth of the immediate annuity considerations with life contingencies.  General expenses, commissions to agents, and costs related to the Company’s consent revocation solicitation were $9.6 million in the fourth quarter of 2009, an increase of $3.1 million or 47.7% compared to $6.5 million in the 2008 comparable period.  The majority of the increase was due to the $2.5 million expenditure in corporate and legal expenses related to the Company’s consent revocation solicitation. Excluding expenses for the consent revocation solicitation, the increase amounted to $0.6 million or 9.2%.

The Company recorded an income tax benefit of $39,000 in the fourth quarter of 2009 compared to an income tax benefit of $12.9 million in the 2008 period.  The principal driver of the reduced tax benefit was higher pre-tax income.

Discussion of Full Year 2009 Financial and Operating Results

Total revenues in 2009 were $242.2 million, a decline of $23.5 million or 8.9% from $265.8 million in 2008.  The decrease from the prior year was largely due to the decline in net investment income.  This was partially offset by a reduction in net realized investment losses and an increase in annuity considerations.

Total annuity considerations with life contingencies, life insurance and accident & health premiums were $55.6 million in 2009, an increase of 18.6% from $46.8 million in 2008.  Life insurance and accident & health premiums of $16.1 million in 2009 were roughly flat compared to $16.2 million in 2008.  Annuity considerations with life contingencies increased 28.6% to $39.4 million in 2009 from $30.7 million in 2008, driven by increased sales of immediate annuities considerations with life contingencies.

Sales of deferred annuities and immediate annuities without life contingencies were $185.9 million in 2009, an increase of $42.7 million or 29.8% from $143.2 million in 2008.  The strong growth in annuity sales in 2009 was due to the expansion of the Company’s general agent distribution network and a focus on the Company’s immediate annuity product line.

Net investment income was $184.3 million in 2009, a 29.6% decrease from the prior year.  The investment portfolio was pressured in 2009 due to credit market conditions and the economic crisis.  In particular, the decline in net investment income was largely attributable to lower returns on the Company’s limited partnership portfolio and lower returns on the short-term commercial paper portfolio.

Approximately 87.7% of the investment portfolio is constituted of short-term commercial paper and investment grade securities.  The Company’s limited partnership portfolio comprises approximately 5.4% of the total investment portfolio.  The remaining portfolio consists of below investment grade securities, policy loans and other investments.  The limited partnership portfolio, which was acquired over the last ten years, consists of interests in over seventy limited partnerships engaged in a variety of investment strategies.  In 2009, the partnership portfolio had a net loss of approximately $10 million compared to net income of $49 million in 2008.  In 2009, valuations and monetizations of partnership assets contained in this portfolio were negatively impacted by the credit crisis and general economic conditions.  The decrease in income from the Company’s short-term commercial paper portfolio was due to the current low interest rate environment.  Since the beginning of 2010, approximately 20% of the Company’s short-term commercial paper portfolio has been successfully redeployed into fixed-income bonds.  The Company’s ratio of net investment income to average cash and invested assets, at amortized cost, for 2009 was 5.2% compared with 7.1% in 2008.  Excluding the return on the Company’s limited partnership investments in those years, the ratio for 2009 would have been 5.9% versus 6.2% in 2008.

Net realized investment losses were $3.0 million in 2009, an improvement of $44.9 million from the prior year’s loss of $47.9 million in 2008.  This was largely due to a reduction in impairment charges for the Company’s fixed income portfolio in 2009 compared to 2008 as market conditions improved.  Other-than-temporary-impairments (OTTI) charges were $7.8 million for 2009 and $18.6 million for 2008.

Interest credited and benefits paid and accrued to policyholders were $214.6 million in 2009, an increase of 2.8% as compared with $208.7 million in 2008 due to the growth of the immediate annuity considerations with life contingencies.  General expenses, commissions to agents, and costs related to the Company’s consent revocation solicitation were $30.5 million in 2009, an increase of 13.8% as compared to $26.8 million in 2008.  Excluding expenses for the consent revocation solicitation, the increase amounted to $1.2 million or 4.5%.

The Company recorded an income tax benefit of $5.3 million in 2009 compared to an income tax benefit of $1.7 million in 2008.  The principal driver of the increased tax benefit was lower pre-tax income.

Update on Consent Revocation Solicitation

In December 2009, the Company’s former Chairman, Herbert Kurz, commenced a solicitation of stockholder consents for the purpose of, among other things, removing from office, without cause, all of the current directors (other than Mr. Kurz) and electing in their place a slate of nominees proposed by Mr. Kurz.  Mr. Kurz did not obtain the requisite stockholder consents to his proposals within the time frame prescribed by Delaware law.  The Company recorded $2.5 million of corporate and legal expenses related to its consent revocation solicitation and related matters, including the previously reported internal and New York State Insurance Department investigations of Mr. Kurz and the Kurz Family Foundation, a principal stockholder of the Company.

On February 12, 2010, Mr. Kurz notified the Company of his intention to nominate, for election at the next annual shareholders' meeting, the same slate of nominees that he had proposed in his unsuccessful consent solicitation.  Mr. Kurz further indicated that he may initiate a proxy contest in connection with those nominations.

Cautionary statement regarding forward-looking statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, quotations from management, statements about our future plans and business strategy, and expected or anticipated future events or performance.

These forward-looking statements involve risks and uncertainties that are discussed in our filings with the Securities and Exchange Commission, including economic, competitive, legal and other factors.  Accordingly, there is no assurance that our plans, strategy and expectations will be realized.  Actual future events and results may differ materially from those expressed or implied in forward-looking statements.

About Presidential Life

Presidential Life Corporation, through its wholly owned subsidiary Presidential Life Insurance Company, is a leading provider of fixed deferred and immediate annuities, life insurance and accident & health insurance products to financial service professionals and their clients.  Headquartered in Nyack, New York, the Corporation was founded in 1969 and, through the Insurance Company, markets its products in 50 states and the District of Columbia.  For more information, visit our website www.presidentiallife.com.

Contacts

Presidential Life Corporation Donald Barnes President and Chief Executive Officer (845) 358-2300 ext. 250	Brunswick Group Greg Faje 212-333-3810

PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except share data)

	Three Months Ended December 31		Years Ended December 31
	2009	2008	2009	2008
REVENUES:
Insurance revenues:
Premiums	$ 5,597	$ 4,867	$ 16,134	$ 16,175
Annuity considerations	13,062	4,433	39,427	30,668
Universal life and investment type
Policy fee income	515	595	2,150	2,676
Net investment income	58,305	51,413	184,269	261,735
Net realized investment gains (losses)	3,793	(18,318)	(2,950)	(47,893)
Other income	353	743	3,217	2,483
TOTAL REVENUES	81,625	43,733	242,247	265,844

BENEFITS AND EXPENSES:
Death and other life insurance benefits	4,780	4,646	15,384	15,403
Annuity benefits	20,676	19,888	79,610	81,762
Interest credited to policyholders’
account balances	27,453	27,941	108,826	112,815
Interest expense on notes payable	1	1,496	754	7,353
Other interest and other charges	497	285	1,565	1,355
Increase (Decrease) in liability for future policy benefits	4,916	(2,636)	9,172	(2,595)
Commissions to agents, net	2,272	2,439	10,677	9,115
Costs related to consent revocation solicitation	2,478	-	2,478	-
General expenses and taxes	4,819	4,119	17,315	17,667
Change in deferred policy acquisition costs	1,554	1,222	(449)	6,085
TOTAL BENEFITS AND EXPENSES	69,446	59,400	245,332	248,960

Income (loss) before income taxes	12,179	(15,667)	(3,085)	16,884

Provision (benefit) for income taxes:
Current	(4,768)	1,145	(5,444)	13,752
Deferred	4,729	(14,086)	139	(15,452)
	(39)	(12,941)	(5,305)	(1,700)

NET INCOME	$ 12,218	$ (2,726)	$ 2,220	$ 18,584

Earnings per common share, basic	$ 0.41	$ (0.09)	$ 0.08	$ 0.63
Earnings per common share, diluted	$ 0.41	$ (0.09)	$ 0.08	$ 0.63

Weighted average number of shares outstanding
during the year, basic	29,574,558	29,563,262	29,574,558	29,563,262

Weighted average number of shares outstanding
during the year, diluted	29,574,558	29,595,819	29,574,558	29,595,819

PRESIDENTIAL LIFE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	December 31,
	2009	2008
ASSETS:
Investments:
Fixed maturities:
Available for sale at fair value (Amortized cost of $3,043,757 and $3,017,422 respectively)	$ 3,087,021	$ 2,725,091
Common stocks:
Available for sale at fair value (Cost of $475 and $1,100 respectively)	1,947	2,979
Derivatives, at fair value	390	507
Real estate	415	415
Policy loans	18,959	18,945
Short-term investments	293,136	342,238
Other long-term investments	196,191	290,692
Total investments	3,598,059	3,380,867

Cash and cash equivalents	8,763	3,820
Accrued investment income	41,281	40,986
Amounts due from security transactions	-	13,017
Federal income tax recoverable	18,313	24,801
Deferred federal income taxes, net	4,855	78,810
Deferred policy acquisition costs	76,762	122,338
Furniture and equipment, net	447	538
Amounts due from reinsurers	15,056	14,839
Other assets	1,506	1,292
TOTAL ASSETS	$ 3,765,042	$ 3,681,308

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Policy Liabilities:
Policyholders’ account balances	$ 2,444,984	$ 2,429,635
Future policy benefits:
Annuity	645,801	639,547
Life and accident and health	76,457	72,221
Other policy liabilities	10,592	11,017
Total policy liabilities	3,177,834	3,152,420
Notes payable	-	66,500
Deposits on policies to be issued	1,905	2,959
General expenses and taxes accrued	2,461	3,487
Other liabilities	14,462	15,888
Total Liabilities	3,196,662	3,241,254

Commitments and Contingencies

Shareholders’ Equity:
Capital stock ($.01 par value; authorized 100,000,000 shares; issued and outstanding 29,574,697 shares in 2009 and 29,574,315 in 2008)	296	296
Additional paid in capital	6,639	5,851
Accumulated other comprehensive loss	(4,448)	(137,160)
Retained earnings	565,893	571,067
Total Shareholders’ Equity	568,380	440,054
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$ 3,765,042	$ 3,681,308

Footnotes

1 In accordance with Generally Accepted Accounting Principles (“GAAP”), sales of deferred annuities and immediate annuities without life contingencies ($185.9 million) are not reported as insurance revenues, but rather as additions to policyholder account balances.  In addition, sales of immediate annuities with life contingencies, which are reported as insurance revenues under GAAP, totaled $39.4 million.